Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Salix Pharmaceuticals Announces Initiation of Target 3: A Phase 3 Study to Assess Repeat Treatment Efficacy and Safety of Rifaximin 550MG TID in Subjects with Irritable Bowel Syndrome with Diarrhea

RALEIGH, NC, February 21, 2012 — Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the initiation of TARGET 3 - a Phase 3 study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID (three times daily) for 14 days in subjects with IBS-D who respond to an initial treatment course with rifaximin 550 mg TID for 14 days. The study will screen subjects with IBS-D, treat them with rifaximin and follow those that respond to this initial course of therapy until their symptoms recur, at which time they will undergo double-blind randomization to either another course of rifaximin 550 mg TID for 14 days or matching placebo. Approximately 800 subjects (adults with IBS-D) will be randomized (400 per treatment group) into the double blind retreatment phase of the study.

TARGET 3’s primary endpoint is the proportion of subjects who responded to repeat treatment in both IBS-related abdominal pain and stool consistency during the 4 week treatment-free follow-up period (Primary Evaluation Period, or PEP) in the Double Blind Repeat (or DBR) Treatment Phase as compared to the placebo treated group. Salix has proposed that once this information is available, the company will compile and submit this analysis as the basis of a response to the FDA’s complete response letter (CRL) dated March 07th, 2011. Additionally, subjects will continue to be followed to assess durability of their response as well as undergo an additional course of previously-assigned double-blind therapy.

During its review of Salix’s supplemental New Drug Application (sNDA) for XIFAXAN 550 mg tablets for the proposed indication of treatment of non-constipation irritable bowel syndrome (Non-C IBS) and IBS-related bloating, the FDA determined it is important in chronic conditions to have information about how a product that is intended for short course administration in order to confer prolonged benefit should be administered beyond the first cycle of use once symptoms reappear. In addition, the FDA determined patients and their health care providers should have information on the safety and effectiveness of this retreatment. The FDA conveyed this information to Salix in the March 07, 2011 complete response letter. Since that time, both Salix and the FDA have worked collaboratively to develop a study protocol intended to collect prospective controlled data to support repeat treatment with rifaximin in order to obtain adequate information for product labeling to guide patients and their health care providers on how to safely and most effectively administer repeat treatment of rifaximin in patients with IBS. This collaboration with the FDA also included a publicly held meeting with the Gastrointestinal Drugs Advisory Committee on November 16, 2011.

TARGET 3 is a randomized, double-blind, placebo-controlled study to be conducted in approximately 250 sites throughout the United States. The Company continues to anticipate approximately 24 months could be required to complete the trial, submit a response to the Complete Response Letter and secure a FDA decision regarding approvability.

About TARGET 3

TARGET 3 consists of several treatment phases outlined below:

Screening/Treatment 1 Phase

Subjects will receive single-blind placebo TID and respond to daily IBS symptom-related questions. This placebo run-in is included in the trial and will presumably eliminate subjects who do not require therapy.

Treatment 2 Phase

Eligible subjects will receive open-label rifaximin 550 mg TID for 2 weeks with a 4-week treatment-free follow-up. Responders will continue into Maintenance Phase 1. Non-responders will withdraw from the study.

Maintenance Phase 1

Subjects will continue the treatment-free follow-up period for up to 24 weeks until either: 1) they experience recurrence or 2) enrollment is met in the Treatment 3 Phase (DBR Treatment Phase). Subjects who do not meet recurrence criteria by the end of the Maintenance Phase 1 will withdraw from the study.

Treatment 3 Phase/ Double Blind Repeat (DBR) Treatment Phase

Subjects who meet criteria for recurrence will be randomized 1:1 to receive either rifaximin 550 mg TID or placebo TID for 2 weeks with a 4-week treatment-free follow-up.

Primary efficacy analysis will be performed at the end of the Treatment 3 (DBR Treatment) Phase. The Company intends to submit a response to the CRL at this point while the study continues to completion.

Maintenance Phase 2

All subjects will be eligible for Maintenance Phase 2 and will continue with an additional treatment-free follow-up period of up to 6 weeks.

Treatment 4 Phase/Second Repeat Treatment (SRT) Phase

Subjects will receive the same double-blind treatment as previously assigned in the Treatment 3 Phase for 2 weeks with a 4-week treatment-free follow-up.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary products, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

XIFAXAN® (rifaximin) 550 mg tablets

Important Safety Information

XIFAXAN 550 mg is indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients ≥ 18 years of age. In the trials of XIFAXAN for HE, 91 percent of the patients were using lactulose concomitantly. XIFAXAN has not been studied in patients with MELD scores > 25, and only 8.6 percent of patients in the controlled trial had MELD scores over 19. There is increased systemic exposure in patients with more severe hepatic dysfunction. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

XIFAXAN is contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

The most common adverse reactions occurring in >8 percent of patients in the clinical study were edema peripheral (15 percent), nausea (14 percent), dizziness (13 percent), fatigue (12 percent), ascites (11 percent), muscle spasms (9 percent), pruritus (9 percent), and abdominal pain (9 percent).

About XIFAXAN® (rifaximin)

Rifaximin is a gut-selective antibiotic with negligible systemic absorption and broad-spectrum activity in vitro against both gram-positive and gram-negative pathogens. Rifaximin has a similar tolerability profile to that of placebo.

Rifaximin tablets 200 mg, which Salix markets in the United States under the trade name XIFAXAN® (rifaximin) tablets 200 mg, currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea (TD) caused by non–invasive strains of Escherichia coli. XIFAXAN (rifaximin) should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN (rifaximin) should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours, and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN (rifaximin) was generally well-tolerated. The most common side effects (vs. placebo) were flatulence 11.3 percent (versus 19.7 percent), headache 9.7 percent (versus 9.2 percent), abdominal pain 7.2 percent (versus 10.1 percent) and rectal tenesmus 7.2 percent (versus 8.8 percent).

Rifaximin is approved in over 30 countries worldwide. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann has marketed rifaximin in Italy under the trade name Normix® for over 30 years.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.